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                                                                   EXHIBIT 10.11


                              [DIDAX LETTERHEAD]


Mr. Bruce E. Edgington                                           July 24, 1997
8443 Lee Alan Dr.
Fairfax Station, Va. 22039

Dear Mr. Edgington:

        Your subscription agreement amendment dated November 13, 1996, extends the maturity period of your promissory note ("Note") for $125,000 from January 30, 1997 to July 30, 1997. Also, additional Notes amounting to $297,000 have a current maturity date of July 30, 1997. Due to the regulatory delays in completing an Initial Public Offering Of DIDAX INC. (the "Company") securities, your concurrence is sought below to an extension of the maturity date of this Notes to September 26, 1997, or earlier, at the Company's discretion. These maturity date would then be consistent with the extension date agreed to by other Note holders. Interest on these Notes will continue to accrue at 9.75% over the extended period. An addition of approximately 9,500 options to purchase the Company's Common Stock at $4.00 per share will also be extended for each month the Note is outstanding during the extension period. All other terms, inclusive of those in the November 13, 1996 Note amendment are also extended.

        Please indicate your concurrence with these changes by signing in the space provided below, and returning promptly to the undersigned. Your flexibility in this regard is appreciated.

Sincerely,

/s/ GARY A. STRUZIK

Gary A. Struzik
Chief Financial Officer and Secretary


                                        Concur,


                                        /s/ BRUCE E. EDGINGTON         8/5/97
                                        ------------------------   -------------
                                        Bruce E. Edgington             Date